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                                                            Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                 (in thousands of dollars, except ratios)


                                                                     12 Months
                                Year Ended December 31,                Ended
                    _______________________________________________   June 30,
                       1993      1994     1995      1996       1997     1998
                    ________  ________  ________  ________  ________  ________
Net  income........ $ 84,011  $ 81,913  $ 70,631  $ 77,393  $ 38,620  $ 43,891
Add - Extraordinary
 items net of tax..        -         -         -         -    24,853    24,853
                    --------  --------  --------  --------  --------   -------
Net  income  from
 continuing
 operations........ $ 84,011  $ 81,913  $ 70,631  $ 77,393  $ 63,473  $ 68,744

Add--Federal and
 state income taxes:
   Current.........   50,441    38,097    41,276    53,847    38,660    42,309
   Deferred  (net).    1,674    13,190     5,627    (2,805)   (1,665)   (4,146)
   Deferred
    investment  tax
    credits, net....  (3,366)   (3,367)   (3,361)   (3,349)   (3,334)   (3,335)
   Income tax
    applicable to
    nonoperating
    income..........     631       603       941      (407)      261      (394)
                    --------  --------  --------  --------  --------  --------
                      49,380    48,523    44,483    47,286    33,922    34,434
                    --------  --------  --------  --------  --------  --------
Net  income
 before  income
 taxes.............. 133,391   130,436   115,114   124,679    97,395   103,178
                    --------  --------  --------  --------  --------  --------

Add--fixed charges:
 Interest  on
  long-term  debt...  32,823    31,164    31,168    31,409    32,271    35,407
 Other  interest....     479       358       853     4,636     2,875     1,948
 Amortization of
  net debt premium,
  discount, expenses
  and  losses  .....   1,598     1,678     1,703     1,709     1,643     1,277
                    --------  --------  --------  --------  --------  --------
                      34,900    33,200    33,724    37,754    36,789    38,632
                    --------  --------  --------  --------  --------  --------
Earnings   as
 defined............$168,291  $163,636  $148,838  $162,433  $134,184  $141,810
                    ========  ========  ========  ========  ========  ========

Ratio  of  earnings
 to  fixed charges..    4.82      4.92      4.41      4.30      3.64      3.67

Earnings required
 for preferred
 dividends:
  Preferred  stock
   dividends........   3,718     3,510     3,850     3,721     3,715     3,739
  Adjustment  to
   pre-tax  basis*..   2,185     2,079     2,425     2,273     1,985     1,873
                    --------  --------  --------  --------  --------  --------
                       5,903     5,589     6,275     5,994     5,700     5,612
                    --------  --------  --------  --------  --------  --------
Fixed charges
 plus preferred
 stock dividend
 requirements.......$ 40,803  $ 38,789  $ 39,999  $ 43,748  $ 42,489  $ 44,244
                    ========  ========  ========  ========  ========  ========

Ratio of earnings
 to fixed charges
 plus preferred
 stock  dividend
 requirements.......    4.12      4.21      3.72      3.71      3.15      3.20
                        ====      ====      ====      ====      ====      ====

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net income                   }                          required
                                                                   for
                                                                   preferred
                                                                   dividends

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